Exhibit 10-h

AT&T HEALTH PLAN

Effective:  January 1, 1987
           Revisions Effective:  January 1, 2009

AT&T HEALTH PLAN

ARTICLE 1   PURPOSE
The AT&T Health Plan ("Plan") provides Eligible Employees, certain Retired Eligible Employees, and each of their Dependents with supplemental medical, dental, and vision benefits.

ARTICLE 2   DEFINITIONS
For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Basic Plan(s). “Basic Plan(s)” shall mean AT&T’s group managed care medical (known as the AT&T Medical Plan), dental (non-DHMO option), and vision care plans (including the AT&T Retiree Vision Care Program).   For a Participant who Retired on or before August 31, 1992, Basic Plans shall mean the AT&T Medical and Group Life Insurance Plan–CustomCare (“CustomCare”) and dental (non-DHMO option) plans.

2.2 CEO.  "CEO" shall mean the Chief Executive Officer of AT&T Inc.

2.3 COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

2.4 Committee.  "Committee" shall mean the Human Resources Committee of the Board of Directors of AT&T Inc.

2.5 Dependent(s).  “Dependent(s)” shall mean those individuals who would qualify as an Eligible Employee’s dependent(s) under the terms of the major medical Basic Plan in which the Eligible Employee participates, or, if applicable, Substitute Basic Coverage.

2.6 Disability.  "Disability" shall mean qualification for long term disability benefits under Section 3.1 of the Officer Disability Plan.

2.7 Eligible Employee.  "Eligible Employee" shall mean an Officer.  Notwithstanding the foregoing, the CEO may, from time to time, exclude any Officer or group of Officers from being an “Eligible Employee” under this Plan.  Employees of a company acquired by AT&T shall not be considered an Eligible Employee unless designated as such by the CEO.

2.8 Employer.  "Employer" shall mean AT&T Inc. or any of its Subsidiaries.

2.9 Executive Officer.  “Executive Officer” shall mean any executive officer of AT&T, as that term is used under the Securities Exchange Act of 1934.

2.10 Officer.  "Officer" shall mean an individual who is designated as an officer level Employee for compensation purposes on the records of AT&T.

2.11 Participant.  “Participant” shall mean an Eligible Employee or Retired Eligible Employee who has been designated to participate in the Plan and his/ her Dependent(s).

2.12 Plan Year.  ”Plan Year” shall mean the calendar year.

2.13 Qualified Dependent.  “Qualified Dependent” shall mean a Dependent who loses coverage under a COBRA Eligible Program due to a Qualifying Event.

2.14 Qualifying Event. “Qualifying Event” shall mean any of the following events if, but for COBRA continuation coverage, they would result in a Participant’s loss of coverage under this Plan:

(1)	death of a covered Employee;
(2)	termination (other than by reason of such Employee’s gross misconduct) of an Employee’s employment;
(3)	reduction in hours of an Employee;
(4)	divorce or legal separation of an Employee or dissolution of an Employee’s registered domestic partnership;
(5)	an Employee’s entitlement to Medicare benefits; or
(6)	a Dependent child ceasing to qualify as a Dependent under a Program.

2.15 Retire or Retirement.  “Retire” or "Retirement" shall mean the termination of an Eligible Employee's employment with AT&T or any of its Subsidiaries, for reasons other than death, on or after the earlier of the following dates:  (1) the date such Eligible Employee has attained age 55, and, for an Eligible Employee on or after January 1, 2002, has five (5) years of service, or (2) the date the Eligible Employee has attained one of the following combinations of age and service at termination of employment on or after April 1, 1997:

Net Credited Service	Age
25 years or more	50 or older
30 years or more	Any age

2.16  SEVP-HR.    “SEVP-HR” shall mean AT&T’s highest ranking Officer, specifically responsible for human resources matters.

2.17 Subsidiary.  "Subsidiary" shall mean any corporation, partnership, venture or other entity in which AT&T holds, directly or indirectly, a 50% or greater ownership interest.  The Committee may, at its sole discretion, designate any other corporation, partnership, venture or other entity a Subsidiary for the purpose of participating in this Plan.  Notwithstanding anything herein to the contrary, unless designated a “Subsidiary” pursuant to the immediately preceding sentence, Cingular Wireless LLC, Sterling Commerce, Inc., and their respective subsidiaries shall not be considered a Subsidiary under this Plan.

2.18 AT&T.  "AT&T" shall mean AT&T Inc.

ARTICLE 3   ELIGIBILITY

3.1 Active Participants and their Dependents. Each Eligible Employee shall be eligible to participate in this Plan along with his/her Dependent(s) beginning on the effective date of the employee becoming an Eligible Employee.

Upon becoming an Eligible Employee, he/she shall have 90 days to elect to participate in this Plan.  In order to continue participation, the Eligible Employee must pay all applicable contributions.  If an Eligible Employee terminates participation in this Plan at any time for any reason, that Eligible Employee and his/her Dependent(s) shall be ineligible to participate in the Plan at any time in the future.

3.2 Retired Participants and their Dependents.  Provisions of this Plan will continue in effect during Retirement for each Eligible Employee and his/her Dependent(s) with respect to any Eligible Employee who became a Participant before January 1, 1999.  Neither an Eligible Employee who became an Eligible Employee after December 31, 1998 nor his/her Dependent(s) shall be eligible for participation hereunder on or after such Eligible Employee’s Retirement.

3.3 Requirement to Enroll and Participate in Basic Plans and Medicare.  As a condition to participation in the Plan, each Participant must be enrolled in, paying for, and participating in (i) the Basic Plans, or, if applicable, Substitute Basic Coverage, and (ii) all parts of Medicare for which such Participant is eligible and for which Medicare would be primary if enrolled therein, except for Medicare Part D relating to prescription drug coverage.

Notwithstanding any other provision of the Plan to the contrary, an individual who first becomes an Eligible Employee in the middle of a Plan Year and who is enrolled in AT&T sponsored group health plans other than the Basic Plans, will be allowed to participate in the Plan for the remainder of the Plan Year along with his/her Dependent(s) who are enrolled in such other AT&T sponsored health plans, as if they were participating in the Basic Plans.  At the next group enrollment opportunity for the Basic Plans, the Eligible Employee and his/her Dependent(s) must enroll in the Basic Plans to continue participation in this Plan.

ARTICLE 4   BENEFITS

4.1 Covered Benefits. Subject to the limitations in this Article, this Plan provides 100% payment, through reimbursement or otherwise, of all medical, dental, and vision services not paid under the Eligible Employee’s (i) Basic Plans or, if applicable, Substitute Basic Coverage, or (ii) Medicare, provided expenses for such services would qualify as deductible medical expenses for federal income tax purposes, whether deducted or not. Contributions or premiums for participation in this Plan, the Basic Plans, Medicare, or any other health plan are not considered “services”, and are therefore not eligible benefits under this Plan.

4.2 Benefit Limits.  Benefits paid to any Eligible Employee or any one of his/her Dependents under this Plan shall not exceed $50,000 per Plan Year per individual, and benefits paid to any Eligible Employee and his/her Dependents under this Plan shall not exceed $100,000 total per Plan Year. Amounts paid to or on behalf of an Eligible Employee or his/her Dependent(s) under (i) the Basic Plans, or if applicable, Substitute Basic Coverage, (ii) Medicare, or (iii) any other AT&T sponsored group health plan will not be included in these limits.

4.3 Priority of Paying Covered Claims.  Claims for benefits will be applied against the various health plans and coordinated with Medicare in the following order:

(1)	Medicare, to the extent the Participant is eligible therefore and such claim is actually paid by Medicare,
(2)	Basic Plans,
(3)	CarePlus, if elected,
(4)	Long Term Care Plan, if elected,
(5)	this Plan.

4.4 Substitute Basic Coverage.  Notwithstanding any other provision of this Plan to the contrary, if an Eligible Employee is eligible for participation under this Plan during Retirement, but not eligible to participate under the Basic Plans, the Plan shall provide medical, dental, and vision benefits for the Eligible Employee and his/her Dependent(s) substantially equivalent to the benefits under the Basic Plans through an insured product (hereinafter, "Substitute Basic Coverage"). Eligibility for Substitute Basic Coverage is conditioned upon the Eligible Employee’s payment of contributions in the same amount that a similarly situated retired Basic Plan participant is required to pay under the Basic Plans. Such Substitute Basic Coverage shall constitute such Eligible Employee’s Basic Plans for all purposes under this Plan.  The costs of Substitute Basic Coverage (except for the required monthly contributions referenced in this paragraph) shall be borne by AT&T, and the costs of Substitute Basic Coverage shall not be included in the determination of any Participant’s annual Plan contribution amount as provided in Article 7.

ARTICLE 5   TERMINATION OF PARTICIPATION

5.1 Termination of Participation.  Participation will cease on the last day of the month in which one of the following conditions occurs:

(1)	The Participant is no longer a participant in the Basic Plans or Substitute Basic Coverage, in which case participation ceases for such Participant;

(2)
A Participant eligible to enroll in Medicare is no longer a participant in all parts of Medicare for which such Participant is eligible to enroll and for which Medicare would be primary if enrolled therein, except for Medicare Part D relating to prescription drug coverage, in which case participation ceases for such Participant;

(3)	The Eligible Employee’s termination of employment for reasons other than Death, Disability, or Retirement, in which case participation ceases for the Eligible Employee and his/her Dependent(s);

(4)	The demotion or designation of an Eligible Employee so as to no longer be eligible to participate in the Plan, in which case participation ceases for the Eligible employee and his/her Dependent(s);

(5)
The Eligible Employee (or Retired Eligible Employee) engages in competitive activity under Article 8, in which case participation ceases for the Eligible Employee (or Retired Eligible Employee) and his/her Dependent(s); or

(6)
Discontinuance of the Plan by AT&T, or, with respect to a Subsidiary’s Eligible Employees (or Retired Eligible Employees), such Subsidiary’s failure to make the benefits hereunder available to Eligible Employees employed by it (or its Retired Eligible Employees), in which case participation ceases for the Eligible Employee (or Retired Eligible Employee) and his/her Dependent(s).

5.2 Dependents Failure to Participate in Basic Plans.  If a Dependent ceases participation under a Basic Plan or, if applicable, Substitute Basic Coverage, such Dependent’s participation under this Plan will cease with the same effective date.

5.3 Death.  In the event of the Eligible Employee’s (or Retired Eligible Employee’s) death, the Eligible Employee’s (or Retired Eligible Employee’s) Dependents may continue participation in this Plan as follows:

(1)
In the event of the death of a Retired Eligible Employee such Retired Eligible Employee’s Dependents may continue participation in this Plan for so long as such Dependents are participating in the Basic Plans (or, if applicable, Substitute Basic Coverage) and are paying any applicable contributions for this Plan as provided in Article 7.

(2)
In the event of an in-service death of an Eligible Employee eligible to participate in the Plan in Retirement as provided under Article 3.2, such Eligible Employee’s surviving Dependents may continue participation in this Plan for so long as such Dependents are participating in the Basic Plans (or, if applicable Substitute Basic Coverage) and are paying any applicable contributions for this Plan as provided in Article 7.  If a surviving spouse of such Eligible Employee otherwise eligible for participation in the Plan remarries, his/her participation will cease with the effective date of his/ her marriage.

(3)
In the event of an in-service death of an Eligible Employee not eligible to participate in the Plan in Retirement as provided in Article 3.2, such Eligible Employee’s Dependent(s) may continue participation in this Plan for a 12-month period commencing the month following the month in which such Eligible Employee dies as long as such Dependent(s) are participating in the Basic Plans and are paying any applicable contributions for this Plan as provided in Article 7.  If the Eligible Employee’s Dependent(s) are eligible for COBRA, they will automatically be enrolled in COBRA so that there is no lapse in coverage, and this 12-month coverage will be integrated and run concurrently with COBRA coverage.

ARTICLE 6   DISABILITY

6.1 Disability.  With respect to any Eligible Employee who is receiving short term or long term disability benefits under the Officer Disability Plan, participation under this Plan will be as follows:

(1)	The Eligible Employee will be eligible to participate in this Plan for as long as he/she receives short term or long term disability benefits under the Officer Disability Plan.

(2)
An individual who became an Eligible Employee on or after January 1, 1999 will no longer be eligible to participate in this Plan once long term disability benefits under the Officer Disability Plan are discontinued, unless the Eligible Employee is otherwise eligible for continued benefits under this Plan.

(3)	An Employee who became an Eligible Employee before January 1, 1999, will be eligible for participation in this Plan as follows:

(a)
If the individual is Retirement eligible at the time long term disability benefits under the Officer Disability Plan commence, he/she will be eligible to continue participation in this Plan on the same terms and conditions that participation would be available to such Eligible Employee in Retirement, regardless of his/her continued receipt of long term disability benefits.

(b)
If the individual is not Retirement eligible at the time long term disability benefits under the Officer Disability Plan commence, he/she will be eligible to participate in this Plan for as long as such Eligible Employee participates in the Basic Plans.

ARTICLE 7   COSTS

7.1 Costs of the Plan.  Except as provided below in this Article 7, costs and expenses incurred in the operation and administration of this Plan will be borne by AT&T, and each Subsidiary shall reimburse AT&T for applicable costs and expenses attributable to Eligible Employees employed by it (and Retired Eligible Employees formerly employed by it).

7.2 Active Participant Contributions.  An Eligible Employee electing to participate in the Plan will pay to participate in the Plan while in active service or while receiving short term or long term disability benefits under the Officer Disability Plan. The contribution for participation may change annually, effective at the beginning of each Plan Year.  Contributions to be made by Eligible Employees electing to participate in the Plan during active service or while receiving short term or long term disability benefits under the Disability Plan shall be set annually by the SEVP-HR, determined in the SEVP-HR’s sole and absolute discretion.  The SEVP-HR may adopt tiered rates for similarly situated groups of Eligible Employees based on factors such as the number of Dependents covered or Medicare eligibility.  Notwithstanding the foregoing, required contributions for Executive Officers shall be approved by the Human Resources Committee of the AT&T Inc. Board of Directors.

7.3 Retired Eligible Employees Contributions.  Eligible Employees entitled to participate in the Plan after Retirement or after termination of long term disability benefits under the Officer Disability Plan who elect to participate will pay to participate in the Plan. The contribution for participation may change annually, effective at the beginning of each Plan Year.  Contributions to be made by Eligible Employees entitled to participate in the Plan after Retirement or after termination of long term disability benefits under the Officer Disability Plan who elect to participate shall be set annually by the SEVP-HR (in his/her sole and absolute discretion), to the extent their contributions have not previously been provided for in a separate agreement.

7.4 Survivor Contributions.  Upon the death of an Eligible Employee the contribution percentage paid by the surviving spouse will be equal to the contribution, adjusted (if applicable) for factors such as the number of Dependents or Medicare eligibility that that would have been paid by the Participant had he/she survived.  In the event there is no surviving spouse but there are surviving eligible Dependents, such Dependents shall pay a ratable share of the contribution, adjusted (if applicable) for factors such as the number of Dependents or Medicare eligibility that would have been paid by the Participant had he/she survived.

In order to continue participation, the Retired Eligible Employee or his/her Dependent(s) must pay all applicable contributions.

If a Retired Eligible Employee terminates participation at any time for any reason, participation of that Retired Eligible Employee and his/her Dependent(s) may not be reinstated for any reason.

ARTICLE 8   COVENANT NOT TO COMPETE

Non-Competition.  Notwithstanding any other provision of this Plan, no coverage shall be provided under this Plan with respect to any Eligible Employee who shall, without the written consent of AT&T, and while employed by AT&T or any Subsidiary thereof, or within three (3) years after termination of employment from AT&T or any Subsidiary thereof, engage in competition with AT&T or any Subsidiary thereof or with any business with which a subsidiary of AT&T or an affiliated company has a substantial interest (collectively referred to herein as "Employer business").  For purposes of this Plan, engaging in competition with any Employer business shall mean engaging by Eligible Employee in any business or activity in the same geographical market where the same or substantially similar business or activity is being carried on as an Employer business.  Such term shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer business.  However, engaging in competition with an Employer business shall include representing or providing consulting services to, or being an employee of, any person or entity that is engaged in competition with any Employer business or that takes a position adverse to any Employer business.  Accordingly, benefits shall not be provided under this Plan if, within the time period and without the written consent specified, the Eligible Employee either engages directly in competitive activity or in any capacity in any location becomes employed by, associated with, or renders service to any company, or parent or affiliate thereof, or any subsidiary of any of them, if any of them is engaged in competition with an Employer business, regardless of the position or duties the Eligible Employee takes and regardless of whether or not the employing company, or the company that Eligible Employee becomes associated with or renders service to, is itself engaged in direct competition with an Employer business.

ARTICLE 9  MISCELLANEOUS

9.1 Administration.  Subject to the terms of the Plan, the CEO or SEVP-HR shall establish such rules as are deemed necessary for the proper administration of the Plan. AT&T will compute a "gross-up" allowance which will be paid to an Eligible Employee to offset any income tax liabilities incurred as a result of receiving benefits under this Plan.

9.2 Amendments and Termination.  This Plan may be modified or terminated at any time in accordance with the provisions of AT&T's Schedule of Authorizations.

9.3 Newborns' and Mothers' Health Protection Act of 1996.  To the extent this Plan provides benefits for hospital lengths of stay in connection with childbirth, the Plan will cover the minimum length of stay required for deliveries (i.e., a 48-hour hospital stay after a vaginal delivery or a 96-hour stay following a delivery by Cesarean section.)  The mother’s or newborn’s attending physician, after consulting with the mother, may discharge the mother or her newborn earlier than the minimum length of stay otherwise required by law.  Such coverage shall be subject to all other provisions of this Plan.

9.4 Women's Health and Cancer Rights Act of 1998.  To the extent this Plan provides benefits for mastectomies, it will provide, for an individual who is receiving benefits in connection with a mastectomy and who elects breast reconstruction in connection with such mastectomy, coverage for reconstruction on the breast on which the mastectomy was performed, surgery and reconstruction on the other breast to give a symmetrical appearance, and prosthesis and coverage for physical complications of all stages of the mastectomy, including lymphedemas.  Such coverage shall be subject to all other provisions of this Plan.

9.5 Mental Health Parity Act of 1996.  To the extent this Plan provides mental health benefits other than treatment for substance or alcohol abuse, it will not place annual or lifetime maximums for such benefits that are lower than the annual and lifetime maximums for physical health benefits.  Such coverage shall be subject to all other provisions of this Plan.

9.6 Continuation of Coverage During Family or Medical Leave.  During any period which an Eligible Employee is on a family or medical leave as defined in the Family or Medical Leave Act, any benefit elections in force for the Eligible Employee shall remain in effect.  While the Eligible Employee is on paid leave, contributions shall continue.  If the Eligible Employee is on an unpaid leave, the Eligible Employee may elect to prepay required contributions on a pre-tax basis before the commencement of such unpaid leave.  Alternatively, the Eligible Employee may elect to make such payments on an after-tax basis monthly in accordance with an arrangement that the Plan Administrator shall provide.  If coverage is not continued during the entire period of the family or medical leave because the Eligible Employee declines to pay the premium, the coverage must be reinstated upon reemployment with no exclusions or waiting periods, notwithstanding any other provision of this Plan to the contrary. If the Eligible Employee does not return to work upon completion of the leave, the Eligible Employee must pay the full cost of any health care coverage that was continued on his/her behalf during the leave.  These rules apply to the COBRA Eligible Programs.

9.7 Rights While on Military Leave.  Pursuant to the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994, an Employee on military leave will be considered to be on a Leave of Absence and will be entitled during the leave to the health and welfare benefits that would be made available to other similarly situated Employees if they were on a Leave of Absence.  This entitlement will end if the Employee provides written notice of intent not to return to work following the completion of the military leave.  The Employee shall have the right to continue his/her coverage, including any Dependent coverage, for the lesser of the length of the leave or 18 months.  If the military leave is for a period of 31 days or more, the Employee may be required to pay 102 percent of the total premium (determined in the same manner as a COBRA continuation coverage premium).  If coverage is not continued during the entire period of the military leave because the Employee declines to pay the premium or the leave extends beyond 18 months, the coverage must be reinstated upon reemployment with no pre-existing condition exclusions (other than for service-related illnesses or injuries) or waiting periods (other than those applicable to all eligible Employees).

9.8 Qualified Medical Child Support Orders.  The Plan will comply with any Qualified Medical Child Support Order issued by a court of competent jurisdiction or administrative body that requires the Plan to provide medical coverage to a Dependent child of an Eligible Employee.  The Plan Administrator will establish reasonable procedures for determining whether a court order or administrative decree requiring medical coverage for a Dependent child meets the requirements for a Qualified Medical Child Support Order.  The cost of coverage or any additional cost of such coverage, if any, shall be borne by the Eligible Employee.

9.9 Right of Recovery.  If the Plan has made an erroneous or excess payment to any Participant, the Plan Administrator shall be entitled to recover such excess from the individual or entity to whom such payments were made.  The recovery of such overpayment may be made by offsetting the amount of any other benefit or amount payable by the amount of the overpayment under the Plan.

ARTICLE 10   COBRA

10.1 Continuation of Coverage Under COBRA.  Participants shall have all COBRA continuation rights required by federal law and all conversion rights.  COBRA continuation coverage shall be continued as provided in this Article 10.

10.2 COBRA Continuation Coverage for Terminated Participants.  A covered Participant may elect COBRA continuation coverage, at his/her own expense, if his participation under this Plan would terminate as a result of one of the following Qualifying Events: an Employee’s termination of employment or reduction of hours with an Employer.

10.3 COBRA Continuation Coverage for Dependents.  A Qualified Dependent may elect COBRA continuation coverage, at his/her own expense, if his/her participation under this Plan would terminate as a result of a Qualifying Event.

10.4 Period of Continuation Coverage for Covered Participants.  A covered Participant who qualifies for COBRA continuation coverage as a result of an Eligible Employee’s termination of employment or reduction in hours of employment described in Subsection 10.2 may elect COBRA continuation coverage for up to 18 months measured from the date of the Qualifying Event.  Coverage under this Subsection 10.4 may not continue beyond the:

(1)	date on which the Participant’s Employer ceases to maintain this Plan;

(2)	last day of the month for which premium payments have been made with respect to this Plan, if the individual fails to make premium payments on time, in accordance with Subsection 10.6;

(3)	date the covered Participant becomes entitled to Medicare; or

(4)
date the covered Participant is no longer subject to a pre-existing condition exclusion under the Participant's other coverage or new employer plan for the type of coverage available under the COBRA Eligible Program for which the COBRA election was made.

10.5 Period of COBRA Continuation Coverage for Dependents.  If a Qualified Dependent elects COBRA continuation coverage under a COBRA Eligible Program as a result of the an Employee’s termination of employment as described in Subsection 10.2, continuation coverage may be continued for up to 18 months measured from the date of the Qualifying Event.  COBRA continuation coverage for all other Qualifying Events may continue for up to 36 months.

Continuation coverage under this Subsection 10.5 with respect to a COBRA Eligible Program may not continue beyond the date:

(1)	on which premium payments have not been made, in accordance with Subsection 10.6 below;

(2)	the Participant becomes entitled to Medicare;

(3)	on which the Employer ceases to maintain this Plan; or

(4)	the Participant is no longer subject to a pre-existing condition exclusion under the Participant’s other coverage or new employer plan for the type of coverage available under this Plan.

10.6 Contribution Requirements for COBRA Continuation Coverage.  Covered Participants and Qualified Dependents who elect COBRA continuation coverage as a result of a Qualifying Event will be required to pay continuation coverage payments.  Continuation coverage payments are the payments required for COBRA continuation coverage that is an amount equal to a reasonable estimate of the cost to this Plan of providing coverage for all covered Participants at the time of the Qualifying Event plus a  2% administrative expense.  In the case of a disabled individual who receives an additional 11-month extended coverage under COBRA, the Employer may assess up to 150% of the cost for this extended coverage period.  Such cost shall be determined on an actuarial basis and take into account such factors as the Secretary of the Treasury may prescribe in regulations.

Covered Participants and Qualified Dependents must make the continuation coverage payment prior to the first day of the month in which such coverage will take effect.  However, a covered Participant or Qualified Dependent has 45 days from the date of an affirmative election to pay the continuation coverage payment for the first month's payment and the cost for the period between the date medical coverage would otherwise have terminated due to the Qualifying Event and the date the covered Participant and/or Qualified Dependent actually elects COBRA continuation coverage.

The covered Participant and/or Qualified Dependent shall have a 30-day grace period to make the continuation coverage payments due thereafter.  Continuation coverage payments must be postmarked on or before the completion of the 30-day grace period.  If continuation coverage payments are not made on a timely basis, COBRA continuation coverage will terminate as of the last day of the month for which timely premiums were made.  The 30-day grace period shall not apply to the 45-day period for the first month’s payment of COBRA premiums as set out in the section above.

If payment is received that is significantly less than the required continuation coverage payment, then continuation coverage will terminate as of the last day of the month for which premiums were paid.  A payment is considered significantly less than the amount due if it is greater than the lesser of $50 or 10% of the required continuation coverage payment.  Upon receipt of a continuation coverage payment that is insignificantly less than the required amount, the Plan Administrator must notify the covered Participant or Qualified Dependent of the amount of the shortfall and provide them with an additional 30-day grace period from the date of the notice for this payment only.

10.7 Limitation on Participant's Rights to COBRA Continuation Coverage.

(1)
If a Qualified Dependent loses, or will lose medical coverage under this Plan as a result of divorce, legal separation, entitlement to Medicare, or ceasing to be a Dependent, such Qualified Dependent is responsible for notifying the Plan Administrator in writing within 60 days of the Qualifying Event.  Failure to make timely notification will terminate the Qualified Dependent's rights to COBRA continuation coverage under this Article.

(2)
A Participant must complete and return the required enrollment materials within 60 days from the later of (a) the date of loss of coverage, or (b) the date the Plan Administrator sends notice of eligibility for COBRA continuation coverage.  Failure to enroll for COBRA continuation coverage during this 60-day period will terminate all rights to COBRA continuation coverage under this Article.  An affirmative election of COBRA continuation coverage by a Participant or his/her spouse shall be deemed to be an election for that Participant's Dependent(s) who would otherwise lose coverage under the Plan.

10.8 Subsequent Qualifying Event.  If a second Qualifying Event occurs during an 18-month extension explained above, coverage may be continued for a maximum of 36 months from the date of the first Qualifying Event.  In the event the Dependent loses coverage due to a Qualifying Event and after such date the Participant becomes entitled to Medicare, the Dependent shall have available up to 36 months of coverage measured from the date of the Qualifying Event that causes the loss of coverage.  If the Participant was entitled to Medicare prior to the Qualifying Event, the Dependent shall have up to 36 months of coverage measured from the date of entitlement to Medicare.

10.9 Extension of COBRA Continuation Period for Disabled Individuals.  The period of continuation shall be extended to 29 months in total (measured from the date of the Qualifying Event) in the event the individual is disabled as determined by the Social Security laws within 60 days of the Qualifying Event.  The individual must provide evidence to the Plan Administrator of such Social Security determination prior to the earlier of 60 days after the date of the Social Security determination, or the expiration of the initial 18 months of COBRA continuation coverage.  In such event, the Employer may charge the individual up to 150% of the COBRA cost of the coverage.

ARTICLE 11   PRIVACY OF MEDICAL INFORMATION

11.1 Definitions.  For purposes of this Article 11, the following defined terms shall have the meaning assigned to such terms in this subsection:

(1)           “Business Associate” shall mean an outside entity or person that performs administrative or other functions on behalf of the Plan;

(2)           “Health Care Operations” shall mean activities that involve, but are not limited to, quality assessment and improvement, the assessment of health care professionals, disease management, case management, legal services, benefits fraud and abuse investigations, and business planning and development (including cost-management and planning analyses).  Health Care Operations also include, but are not limited to, general health care plan administrative functions such as management activities relating to compliance with HIPAA’s administrative simplification requirements, customer service involving the provision of data analysis for the Plan Sponsor of the HIPAA Plan and other entities whose employees participate in the HIPAA Plan, resolution of internal grievances and due diligence in connection with the sale or transfer of assets to a potential successor in interest if the potential successor is a covered entity, or will become a covered entity, under HIPAA;

(3)           “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 as amended from time to time.

(4)           “Payment” shall mean any activities performed that involve making benefit determinations and payment. These activities include, but are not limited to, billing, reviews for medical necessity, claims management, coordination of benefits, adjudication of health benefits claims (including appeals and other payment-related disputes), subrogation, plan reimbursement, investigations of potential fraud, determining employee contributions, reviews of appropriateness of care, preauthorizations and utilization reviews;

(5)           “Protected Health Information” or “PHI” shall mean individually  identifiable information created or retained by the HIPAA Plan beginning on or after April 14, 2003 which pertains to a person’s past, present or future physical or mental health, the health care the person is receiving or has received in the past and all past, present or future Payments for the person’s health care;

(6)           “Treatment” means the provision, coordination or management of health care and related services by one or more health care providers. This category includes, but is not limited to, consultations and referrals between health care providers, the coordination or management of health care by a health care provider with a third party and the referral of a patient for health care from one health care provider to another.

11.2 Privacy Provisions Relating to Protected Health Information (“PHI”).  The Plan and its Business Associates (collectively referred to in this Article 11 as a “HIPAA Plan”) shall use and disclose PHI to the extent permitted by, and in accordance with, HIPAA.  Specifically, each HIPAA Plan will use and disclose PHI for Treatment, Payment and Health Care Operations.

11.3 Disclosure of De-Identified or Summary Health Information.  The HIPAA Plan, or, with respect to the HIPAA Plan, a health insurance issuer, may disclose de-identified or summary health information to the Plan Sponsor of the HIPAA Plan (and its affiliates) if such entity requests the de-identified or summary health information for the purpose of:

(1)           Obtaining premium bids from health plans for providing health insurance coverage under the HIPAA Plan;

(2)           Modifying, amending or terminating the group health benefits under the HIPAA Plan;

In addition, the HIPAA Plan or a health insurance insurer with respect to the HIPAA Plan may disclose to the Plan Sponsor of the HIPAA Plan (or its affiliates) information on whether an individual is participating in the group health benefits provided by the HIPAA Plan or is enrolled in, or has ceased enrollment with health insurance offered by the HIPAA Plan.

11.4 The HIPAA Plan Will Use and Disclose PHI as Required by Law or as Permitted by the Authorization of the Participant or Beneficiary.

Upon submission of an authorization signed by a Participant, beneficiary, subscriber or personal representative that meets HIPAA requirements, the HIPAA Plan will disclose PHI to a Company (or affiliate) sponsored pension plan, long term care plan, disability plan or other benefit plan sponsored by the Company (or an affiliate) with a need to access this PHI for purposes related to such benefit plan’s administration. Authorizations will also be honored when provided to the HIPAA Plan with respect to job accommodation requests, Family Medical Leave Act requests, drug/substance abuse testing, fitness for duty exams, and workers compensation claims.

In addition, PHI will be disclosed to the extent permitted or required by law, without the submission of an authorization form.

11.5 Disclosure of PHI to the Plan Sponsor.  The HIPAA Plan will disclose information to the Plan Sponsor only upon certification from the Plan Sponsor that the HIPAA Plan documents have been amended to incorporate the assurances provided below.

The Plan Sponsor agrees to:

(1)	not use or further disclose PHI other than as permitted or required by the HIPAA Plan document or as required by law;

(2)
ensure that any affiliates or agents, including a subcontractor, to whom the Plan Sponsor provides PHI received from the HIPAA Plan, agrees to the same restrictions and conditions that apply to the Plan Sponsor with respect to such PHI;

(3)	not use or disclose PHI for employment-related actions and decisions unless authorized by the individual to whom the PHI relates;

(4)
not use or disclose PHI in connection with any other benefits or employee benefit plan of the Plan Sponsor or its affiliates unless permitted by the Plan or authorized by an individual to whom the PHI relates;

(5)	report to the Plan any PHI use or disclosure that is inconsistent with the uses or disclosures provided for of which it becomes aware;

(6)	make PHI available to an individual in accordance with HIPAA’s access rules;

(7)	make PHI available for amendment and incorporate any amendments to PHI in accordance with HIPAA;

(8)	make PHI available for amendment and incorporate any amendments to PHI in accordance with HIPAA;

(9)
make internal practices, books and records relating to the use and disclosure of PHI received from the HIPAA Plan available to the Secretary of the United States Department of Health and Human Resources for purposes of determining the Plan’s compliance with HIPAA; and

(10)
if feasible, return or destroy all PHI received from the HIPAA Plan that the Plan Sponsor still maintains in any form, and retain no copies of such PHI when no longer needed for the purpose for which disclosure was made (or if return or destruction is not feasible, limit further uses and disclosures to those purposes that make the return or destruction infeasible.)

11.6 Separation Between the Plan Sponsor and the HIPAA Plan.  In accordance with HIPAA, only the following employees and Business Associate personnel shall be given access to PHI:

(1)
employees of the AT&T Benefits and/or AT&T Executive Compensation organizations responsible for administering group health plan benefits under the HIPAA Plan, including those employees whose functions in the regular course of business include Payment, Health Care Operations or other matters pertaining to the health care programs under a HIPAA Plan;

(2)	employees who supervise the work of the employees described in (1), above;

(3)
support personnel, including other employees outside of the AT&T Benefits or AT&T Executive Compensation organizations whose duties require them to rule on health plan-related appeals or perform functions concerning the HIPAA Plan;

(4)	investigatory personnel to the limited extent that such PHI is necessary to conduct investigations of possible fraud;

(5)	outside and in-house legal counsel providing counsel to the HIPAA Plan;

(6)	consultants providing advice concerning the administration of the HIPAA Plan; and

(7)	the employees of Business Associates charged with providing services to the HIPAA Plan.

The persons identified above shall have access to and use PHI to the extent that such access and use is necessary for the administration of group health benefits under a HIPAA Plan.  If these persons do not comply with this Plan document, the Plan Sponsor shall provide a mechanism for resolving issues of noncompliance, including disciplinary sanctions.